ANNEX A

                BY-LAWS OF NIAGARA MOHAWK POWER CORPORATION

                                    ARTICLE II

                             MEETINGS OF STOCKHOLDERS


    Section 1. Annual Meeting: The annual meeting of the stockholders of the corporation for the election of directors and the transaction of such other business as may properly come before it shall be held on the first Tuesday in May in each year. If that day be a legal holiday in any year, the meeting shall be held on the next day following that is not a legal holiday.

         Business properly brought before any such annual meeting shall include matters specifically set forth in the corporation's proxy statement with respect to such meeting, matters which the Chairman of the Board of Directors in his sole discretion causes to be placed on the agenda of any such annual meeting and (i) any proposal of a stockholder of this corporation and (ii) any nomination by a stockholder of a person or persons for election as director or directors, if such stockholder has made a written request to this corporation to have such proposal or nomination considered at such annual meeting, as provided herein, and further provided that such proposal or nomination is otherwise proper for consideration under applicable law and the certificate of incorporation and by-laws of the corporation.

         Notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the corporation must be received by the secretary of the corporation at its principal executive office not less than 45 nor more than 90 days prior to the date of the annual meeting; provided, however, that if the date of the annual meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 55 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is
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    first so announced or disclosed.  Public notice shall be deemed  to have been given more than 55  days in advance of the annual meeting
    if  the corporation  shall  have previously    disclosed, in  these
    by-laws or otherwise, that the annual meeting in each year is to be held on a determinable date, unless and until the Board of Directors determines to hold the meeting on a different date.

         Any stockholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such stockholder favors the proposal and setting forth such stockholder's name and address, the number and class of all shares of each class of stock of the corporation beneficially owned by such stockholder and any material interest of such stockholder in the proposal (other than as a stockholder).

         Any stockholder desiring to nominate any person for election as a director of the corporation shall deliver with such notice a statement in writing setting forth the name of the person to be nominated, the number and class of all shares of each class of stock of the corporation beneficially owned by such person, the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any regulation subsequently adopted by the Securities and Exchange Commission applicable to the corporation), such person's signed consent to serve as a director of the corporation if elected, such stockholder's name and address and the number and class of all shares of each class of stock of the corporation beneficially owned by such stockholder. As used herein, shares "beneficially owned" shall mean all shares as to which such person, together with such person's affiliates and associates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934), may be deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as well as all shares as to which such person, together with such person's affiliates and associates, has the

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    right to become the  beneficial owner pursuant to any  agreement or
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    understanding, or  upon the exercise of warrants,  option or rights to convert or exchange (whether such rights are exercisable immediately or only after the passage of time or the occurrence of conditions).

         The person presiding at the meeting in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall determine whether such notice has been duly given and shall direct that proposals and nominees not be considered if such notice has not been so given.
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